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                                                                     Exhibit 5.1


                            [LOGO OF H. J. HEINZ CO.]

                                  June 16, 2004


H. J. Heinz Company
U.S. Steel Building, 60th Floor
600 Grant Street
Pittsburgh, PA  15219

RE:  Registration Statement on Form S-8

Gentlemen:

         I am Vice President - Legal Affairs of H. J. Heinz Company (the "Company") and have acted in such capacity in connection with the Company's Registration Statement on Form S-8 under the Securities Act of 1933 relating to 25,000 shares of the Company's Common Stock, $.25 par value per share (the "Plan Shares"), reserved for the purposes of the Company's Foodservice 401(k) Plan (the "Plan").

         In connection therewith, I (or attorneys under my supervision) have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary for the purpose of this opinion. Upon the basis of the foregoing, I am pleased to advise you that, in my opinion, the Plan Shares reserved for the purpose of the Plan have been duly authorized and the Plan Shares, when issued and sold pursuant to the Plan, will be legally issued, fully paid, and non-assessable, except as the foregoing may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including without limitation, those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

         I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                          Very truly yours,



                                          Theodore N. Bobby
                                          Vice President - Legal Affairs